EXHIBIT 99.1

Capstone Green Energy Reports Third Quarter Fiscal 2022 Financial Results

Total Revenue of $20.6 Million up 20% Sequentially

Long-term Microturbine Rental Fleet Increased 4.6 MWs to 17.7 MWs from 13.1 MWs

Webcast to be Held Today, February 10, 2022 at 1:45 PM PT; 4:45 PM ET

VAN NUYS, CA / BUSINESS WIRE / February 10, 2022 / Capstone Green Energy Corporation (www.CapstoneGreenEnergy.com) (NASDAQ:CGRN) ("Capstone," the "Company," “we” or “us”), a global leader in carbon reduction and on-site resilient green energy as a service (EaaS) solutions, today announced financial results for its fiscal year 2022 third quarter ended December 31, 2021.

“Total revenue has been up sequentially every quarter of Fiscal 2022 as we continue to execute on our revenue growth strategy,” said Darren Jamison, President and Chief Executive Officer of Capstone Green Energy. “We continue to be pleased with the progress of our new Direct Solutions Sales team during the quarter they secured a number of new contracts including our first orders for Solar (PV) and battery energy storage systems (BESS). In addition, they continue to build out our Energy as a Service (EaaS) long-term rental pipeline. Growing our long-term rental fleet is the pillar of our EaaS and recurring revenue strategy, and we are set to achieve our goal of having a 21.1 MW fleet by March 31, 2022," concluded Mr. Jamison.

Financial Highlights of Fiscal Year 2022 Third Quarter:

●	Total revenue in the quarter was $20.6 million, compared to $20.7 million in the third quarter last year and total revenue for the nine months ended December 31, 2021 was $53.9 million, up 8%, compared to $49.8 million for the nine months ended December 31, 2020.
●	The long-term microturbine rental fleet increased 4.6 megawatts (MWs) to 17.7 MWs from 13.1 MWs during the quarter as the Company continues to execute against its plan to increase the fleet to 21.1 MWs by March 31, 2022.
●	Gross Margin as a percentage of sales was 11% in the quarter, down 600 basis points, compared to 17% in the third quarter last year. The decrease was primarily due to lower overhead expenses in the prior period as a result of the Company’s COVID-19 Business Continuity Plan, which consisted of pay cuts, furloughs, and other cost-cutting measures.
●	Total cash and cash equivalents as of December 31, 2021, were $31.3 million, a decrease of $7.0 million, compared to $38.3 million as of September 30, 2021, and a decrease of $18.2 million, compared to $49.5 million as of March 31, 2021.
●	Net loss was $5.1 million for the quarter, compared to a net loss of $7.6 million in the third quarter of fiscal 2021.

●	New Gross Product orders were $5.8 million in the third quarter, representing a Book-to-Bill Ratio of 0.5:1. New Gross Product orders were lower than anticipated in December as the new Omicron variant pushed projects into the new year.
●	First orders for Solar PV and battery storage were received during the third quarter, with a sales value of $0.7 million.
●	Adjusted EBITDA was negative $3.0 million for the quarter, compared to Adjusted EBITDA of negative $1.3 million in the third quarter of fiscal 2021.

Financial Results for Fiscal Year 2022 Third Quarter and Year-to-Date

Total revenue for the quarter was $20.6 million, compared to $20.7 million in the third quarter of fiscal 2021. Total revenue for the nine months ended December 31, 2021, was $53.9 million, an increase of $4.1 million from $49.8 million in the nine months ended December 31, 2020. The year-over-year increase was primarily due to a higher volume of both product and parts revenue, as the prior year period was more adversely impacted by the global COVID-19 pandemic.

Gross margin as a percentage of revenue decreased to 11% in the third quarter, compared to 17% in the same period last year and gross margin as a percentage of revenue decreased to 14% in the nine months ended December 31, 2021, compared to 19% in the same period last year. Both decreases were primarily due to lower overhead expenses in the prior year period as a result of the Company’s COVID-19 Business Continuity Plan.

Operating expenses for the quarter were $6.1 million, an increase of $0.5 million, from $5.6 million in the same period last year. The increase was primarily due to additional expense from the growth of the Direct Solutions Sales team, as well as a bad debt recovery in the prior year period. Operating expenses for the nine months ended December 31, 2021 were $19.7 million, an increase of $4.8 million from $14.9 million in the same period last year. The increase was primarily due to lower expenses in the prior period as a result of the Company’s COVID-19 Business Continuity Plan, as well as a one-time employment related legal settlement of $0.8 million during the second quarter of fiscal 2022.

Net loss was $5.1 million for the third quarter of fiscal 2022, compared to a net loss of $7.6 million in the same period last year. The prior-year period included a $4.3 million loss on extinguishment of debt related to the Company’s term note refinance. Adjusted EBITDA was negative $3.0 million for the third quarter of fiscal 2022 compared to an Adjusted EBITDA of negative $1.3 million for the same period last year.

Net loss was $13.3 million for the nine months ended December 31, 2021, compared to a net loss of $13.6 million in the same period last year. Adjusted EBITDA was negative $8.1 million for the nine months ended December 31, 2021, compared to an Adjusted EBITDA of negative $3.1 million for the same period last year.

Cash and cash equivalents were $31.3 million as of December 31, 2021, compared to $49.5 million as of March 31, 2021. The decrease in cash and cash equivalents during the nine months ended December 31, 2021, was due to cash used in operating activities of $23.0 million, which was driven by the Company’s net loss, as well as delays in accounts receivable collections primarily related to the COVID-19 pandemic in the current period, an increase in inventory for the rental fleet and to continue to produce product despite supply chain challenges. This was partially offset by increased revenue and delays in accounts payable payments. Cash used in investing activities of $5.7 million was primarily to continue the expansion of the rental fleet. Cash provided by financing activities of $10.5 million, was primarily from the issuance of Common Stock through the June 2021 Common Stock offering and the Company’s at-the-market offering program.

Conference Call and Webcast

Capstone will host a live webcast on February 10, 2022, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the fiscal year 2022 third quarter ended December 31, 2021. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.CapstoneGreenEnergy.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Green Energy

Capstone Green Energy (www.CapstoneGreenEnergy.com) (NASDAQ: CGRN) is a leading provider of customized microgrid solutions and on-site energy technology systems focused on helping customers around the globe meet their environmental, energy savings, and resiliency goals. Capstone Green Energy focuses on four key business lines. Through its Energy as a Service (EaaS) business, it offers rental solutions utilizing its microturbine energy systems and battery storage systems, comprehensive Factory Protection Plan (FPP) service contracts that guarantee life-cycle costs, as well as aftermarket parts. Energy Generation Technologies (EGT) are driven by the Company's industry-leading, highly efficient, low-emission, resilient microturbine energy systems offering scalable solutions in addition to a broad range of customer-tailored solutions, including hybrid energy systems and larger frame industrial turbines. The Energy Storage Solutions (ESS) business line designs and installs microgrid storage systems creating customized solutions using a combination of battery technologies and monitoring software. Through Hydrogen & Sustainable Products (H2S), Capstone Green Energy offers customers a variety of hydrogen products, including the Company's microturbine energy systems.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@CGRNenergy.com. To date, Capstone has shipped over 10,000 units to 83 countries and estimates that, in FY21, it saved customers over $217 million in annual energy costs and approximately 397,000 tons of carbon. Total savings over the last three years are estimated to be approximately $698 million in energy savings and approximately 1,115,100 tons of carbon savings.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expectations for the Company’s Energy as a Service (EaaS) long-term rental pipeline and other statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. The Company has tried to identify these forward-looking statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the ongoing effects of the COVID-19 pandemic, including the impact of the Omicron variant; the availability of credit and compliance with the agreements governing the Company's indebtedness; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the Company's ability to adequately protect its intellectual property rights; and the impact of pending or threatened litigation. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

Financial Tables to Follow

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	December 31,	March 31,
	2021	2021
Assets
Current Assets:
Cash and cash equivalents	$31,267	$49,533
Accounts receivable, net of allowances of $335 at December 31, 2021 and $314 at March 31, 2021	26,842	20,593
Inventories, net	17,290	11,829
Prepaid expenses and other current assets	5,158	4,953
Total current assets	80,557	86,908
Property, plant, equipment and rental assets, net	14,262	9,630
Non-current portion of inventories	1,635	1,845
Other assets	8,790	7,639
Total assets	$105,244	$106,022
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$26,340	$19,767
Accrued salaries and wages	1,722	1,889
Accrued warranty reserve	1,428	5,850
Deferred revenue	5,231	6,374
Current portion of notes payable and lease obligations	707	576
Total current liabilities	35,428	34,456
Deferred revenue - non-current	927	765
Term note payable, net	50,940	52,865
Long-term portion of notes payable and lease obligations	5,984	4,762
Total liabilities	93,279	92,848
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 51,500,000 shares authorized, 15,343,125 shares issued and 15,244,162 shares outstanding at December 31, 2021; 12,898,144 shares issued and 12,824,190 shares outstanding at March 31, 2021	15	13
Additional paid-in capital	946,621	934,381
Accumulated deficit	(932,593)	(919,271)
Treasury stock, at cost; 98,963 shares at December 31, 2021 and 73,954 shares at March 31, 2021	(2,078)	(1,949)
Total stockholders’ equity	11,965	13,174
Total liabilities and stockholders' equity	$105,244	$106,022

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Product and accessories	$12,329	$12,760	$29,183	$26,572
Parts and service	8,280	7,916	24,704	23,202
Total revenue	20,609	20,676	53,887	49,774
Cost of goods sold:
Product and accessories	12,689	12,324	30,479	26,471
Parts and service	5,703	4,880	15,833	13,896
Total cost of goods sold	18,392	17,204	46,312	40,367
Gross margin	2,217	3,472	7,575	9,407
Operating expenses:
Research and development	767	735	2,637	1,703
Selling, general and administrative	5,293	4,816	17,055	13,234
Total operating expenses	6,060	5,551	19,692	14,937
Loss from operations	(3,843)	(2,079)	(12,117)	(5,530)
Other income (expense)	(21)	(11)	639	4
Interest income	5	7	16	23
Interest expense	(1,287)	(1,230)	(3,800)	(3,835)
Gain (loss) on debt extinguishment	—	(4,282)	1,950	(4,282)
Loss before provision for income taxes	(5,146)	(7,595)	(13,312)	(13,620)
Provision for income taxes	—	—	10	10
Net loss	(5,146)	(7,595)	(13,322)	(13,630)
Less: Deemed dividend on purchase warrant for common shares	—	—	—	15
Net loss attributable to common stockholders	$(5,146)	$(7,595)	$(13,322)	$(13,645)

Net loss per common share attributable to common stockholders—basic and diluted	$(0.34)	$(0.69)	$(0.92)	$(1.25)
Weighted average shares used to calculate basic and diluted net loss per common share attributable to common stockholders	15,236	11,081	14,548	10,935

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)
(Unaudited)

	Three months ended		Nine months ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	December 31,		December 31,
	2021	2020	2021	2020
Net loss, as reported	$(5,146)	$(7,595)	$(13,322)	$(13,630)
Interest expense	1,287	1,230	3,800	3,835
Provision for income taxes	—	—	10	10
Depreciation and amortization	493	369	1,337	1,072
EBITDA	$(3,366)	$(5,996)	$(8,175)	$(8,713)

Loss (gain) on debt extinguishment	—	4,282	(1,950)	4,282
Additional PPP Loan forgiveness	—	—	(660)	—
Stock-based compensation and other expense	335	378	1,985	1,340
Legal settlements	—	—	750	—
Adjusted EBITDA	$(3,031)	$(1,336)	$(8,050)	$(3,091)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon this metric. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the company’s economic performance year-over-year.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before gain on debt extinguishment, additional PPP loan forgiveness, stock-based compensation and other expense, and legal settlements. Gain on debt extinguishment and additional PPP loan forgiveness relates to the Paycheck Protection Program loan forgiveness. Stock-based compensation and other expense includes expense related to stock issued to employees, directors, and vendors. Legal settlements represents legal settlements for employment related matters.

Adjusted EBITDA is not a measure of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to, net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of liquidity.

While management believes that the non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com

SOURCE: Capstone Green Energy Corporation